UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 24, 2005

ENTRÉE GOLD INC.

(Exact name of registrant as specified in its charter)

Yukon Territory, Canada

(State or other jurisdiction of incorporation)

000-50982

(Commission File Number)

N/A

(IRS Employer Identification No.)

Suite 1201 - 1166 Alberni Street, Vancouver, BC V6E 3Z3

(Address of principal executive offices and Zip Code)

604.687.4777

Registrant's telephone number, including area code

Suite 1450, 650 West Georgia Street, Vancouver, BC, V6B 4N7

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 24, 2005, we entered into an Investor Relations Agreement dated May 24, 2005 with Martin Robert Griesdorf whereby Mr. Griesdorf agreed to perform investor relations support for us on an as-needed basis in the United States. The agreement is effective for a period of 12 months from May 24, 2005. Either party may terminate the agreement at any time.

Item 3.02. Unregistered Sales of Equity Securities.

On May 24, 2005, and pursuant to the investor relations agreement described in Item 1.01 of this Form 8-K, above, we granted to Mr. Griesdorf options to purchase an aggregate of 75,000 shares of our common stock at an exercise price of CDN$1.48 per share, exercisable until May 24, 2010. These share purchase options will vest, in accordance with the terms of our Stock Option Plan and the policies of the TSX Venture Exchange, in twelve equal monthly

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instalments of 6,250 shares on the 24th day of each month during the 12 month period beginning on June 24, 2005 and ending on May 24, 2006.

Mr. Griesdorf is an accredited investor, as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933. He is not a member of the general public, the agreement to issue these share purchase options did not involve any advertisement or public offering and we issued these securities to him relying on the exemption from registration provided in section 4(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated thereunder.

Item 9.01. Financial Statements and Exhibits.

10.1	Investor Relations Agreement between Entrée Gold Inc. and Martin Robert Griesdorf dated May 24, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRÉE GOLD INC.

/s/ Hamish Malkin

By: Hamish Malkin

Chief Financial Officer

Date: May 25, 2005

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